Exhibit 10.2

K&S Corporate Headquarters Kulicke & Soffa Pte Ltd 23A Serangoon North Ave 5 #01-01, Singapore 554369
+65-6880-9600 main +65-6880-9580 fax www.kns.com Co. Regn. No. 199902120H

25 October 2012

Deepak Sood
Fort Washington, Pennsylvania

This letter outlines the terms and conditions of your transfer to, and localization in, Singapore as the Vice President of Engineering reporting to Bruno Guilmart, President and CEO of Kulicke and Soffa Industries Inc (“KSI”).

Status and Legal Employer

Effective on 1 January, 2013, you will become an employee of Kulicke & Soffa Pte Ltd (the “Company”) in Singapore and your status will be that of a local Singapore employee, paid 100% out of Singapore in local currency.

Pre-Departure Preparations

Immigration - The Company will process and pay for any locally required documentation to enable you to work and live in Singapore. This assistance will be provided for you and your family. Any offer of employment in Singapore will be subject to immigration approval as needed. You are responsible for providing all required personal documentation.

Tax Planning: A pre-assignment tax consultation with KPMG will be scheduled in your home location to familiarize you with the relevant tax policies and to ensure you are informed of your US and Singapore tax liabilities upon your employment in Singapore.

Relocation and Household Goods Move

Air Shipment of Personal Effects: The Company will arrange to ship your personal effects from your home location to Singapore, up to a maximum of 750 pounds. Personal effects are limited to clothing, items for personal use, linens, small appliances that will operate in the host country and kitchen utensils.

Sea/Land Shipment of Household Goods: The Company will pay the cost of shipment for household goods from your home location to Singapore, up to a maximum of 7,500 lbs.

Preview Trip - The Company agrees to pay for economy round-trip airfare and 4 days accommodation for you and your family to visit Singapore for purposes of area orientation and house-hunting.

Travel Expenses - Economy class airfare is authorized for travel from your home location to your host location for you and your family.

Interim Living Expenses - Should it be necessary for you to stay in a hotel or service apartment until your residence is available, the Company will reimburse the following for up to 30 days:

◦	Room

◦	Laundry

◦	Meals

◦	Normal gratuities

Compensation

Base Salary: Effective 1 January, 2013, your base salary rate will be S$300,000 SGD per year.

Incentive Target: You will participate in the K&S Incentive Compensation Plan. Effective 1 January 2013, your incentive target is 60% of your base salary with a payout range of 0% to 200% of target based on performance. Performance targets will be determined by the Management Development and Compensation Committee of the Board of Directors of the Company (the “MDCC”). The terms of the Incentive Compensation Plan may be revised by the MDCC at any time.

Equity Award: The Company will grant to you a equity award equal to S$250,000 SGD based on the share price and exchange rate on the date of grant. This grant replaces any recommended grant that was proposed by your manager as part of the regular annual grant of the Company. These shares will be granted to you as follows:

You will be granted 50% of the share units in the form of Restricted Share Units under the Company’s 2009 Equity Plan. The award vests ratably over 36 months from the date of grant, with one third vesting on each anniversary of the grant date.

You will be granted 50% of the share units in the form of Performance Share Units under the Company’s 2009 Equity Plan. The service period and the performance period are thirty-six months. The award cliff-vests 36 months from the date of grant. The payout will be between 0% and 200% of the number of share units granted, based upon shareholder return relative to a market index of peer companies.

Please refer to the Company’s Proxy Statement dated 12/31/2011 and the 2009 Equity Plan for plan details.

Allowances and Benefits-in-Kind

Pension Allowance: The Company will provide a pension allowance equivalent to $20,000 USD per year to be paid in January of each year. If you attain permanent residence in Singapore and participate in the local CPF, those employer contributions will be netted against the $20,000 USD with the balance being paid to you.

Relocation Allowance: You will receive a one-time lump sum payment at the beginning of your employment in Singapore equal to S$50,000 SGD. This cash payment must be returned to the Company on a pro rata basis if your employment is terminated by the Company for “Cause” or if you resign for any reason other than “Good Reason,” (as such terms are defined in the Officer Severance Pay Plan) within 12 months of the start of your employment in Singapore. The pro rata portion owed to the Company will be based on full months remaining in the 12 month period.

Housing Allowance: The Company will provide a monthly housing allowance of S$10,000 SGD for the first two (2) years of your employment in Singapore. A housing allowance of S$5,000 SGD will be provided for year three (3) of your employment in Singapore. We will arrange for the Company approved housing agent to assist you with your house hunting needs in Singapore.

Education Subsidy: An education subsidy of 100% of the education costs in Singapore for one child for 36 months or until High School graduation, whichever is less, will be provided to you.

Tax Preparation Services: Tax preparation and filing assistance will be provided for the first two (2) years of your employment in Singapore.

Healthcare: You and your dependents will be covered by Aetna Global medical coverage.

Taxation

•
The Company will provide tax protection on all company sourced income for the first calendar year of your employment in Singapore.  This means that you will not be responsible to pay any additional taxes beyond what you would have paid had you remained in the US and received the same income.

•	It is your responsibility to discuss any questions or concerns regarding your taxes with local KPMG.

•	You are responsible for the correct and timely filing of all required tax returns and related statements.

Other Provisions

Severance: If either the Company terminates your employment for any reason other than “Cause” or if you resign for “Good Reason,” (as such terms are defined in the Company’s Executive Severance Policy). You will be entitled to:

•
An amount equal to 12 months’ base salary as of the last day of your employment, subject to your entering into a general release in favor of the Company, KSI, and all other KSI or Company affiliates, satisfactory to the Company. If you do not enter into the general release, you will only be entitled to six months of base salary. In no event will any severance be paid to you if you are employed by, a director of, or an advisor to, a competitor of KSI during the applicable severance period. Non-competition and confidentiality will be addressed in a separate agreement between you and the Company.

•
Severance payments will be paid as follows: salary continuation on your regularly scheduled pay dates for 12 months; provided that, if you are a U.S. Citizen and on your termination date, stock of KSI (or any other entity considered a single employer with KSI under U.S. Treas. Reg. §1.409A-1(g) or any successor thereto) is publicly traded on an established securities market or otherwise, severance payments shall not be made or commence to be made before the first business day following the six-month period beginning on your termination date. Any installment payments that would otherwise have been made within such six-month period shall accumulate and be paid in one lump sum on the first business day following such six-month period. Remaining severance payments shall be paid on your regularly scheduled pay dates beginning with the first regularly scheduled pay date occurring after the six-month period that begins on your termination date.

•	Continuation of participation for you and your family in medical, prescription drug, dental, and vision benefit programs for any applicable severance period.

•	Continuation of eligibility to participate in Company life insurance program to a maximum of six months after the last day of your employment, subject to the agreement of the life insurance provider.

•
Vesting of any stock options would stop on the last day of your employment. You would have three months after such date to exercise vested stock options, unless different terms apply under the applicable stock option plan(s). Any entitlement to share awards would be determined in accordance with the terms of the applicable plan.

•	The terms of this policy are subject to modification by the Board of Directors of KSI in light of, among other things, changes in applicable regulations or market practices.

Change-in-control: We will provide to you a change-in-control agreement, which will, in general, provide that if your employment is terminated by the Company for any reason other than Cause, or you terminate your employment voluntarily for Good Reason (as such terms are defined in the change-in-control agreement), within 18 months after a Change of Control of KSI, you will receive the following payments and benefits:

•
An amount equal to 12 months of your annual base salary plus target annual incentive bonus (“target” is 100% achievement), subject to you entering into a general release in favor of the Company, KSI and its subsidiaries, acceptable to Company. If you do not enter into the general release, you will only be entitled to six months of base salary. The timing of these payments is subject to the six month delay described above in this offer letter in the paragraph entitled “Severance.”

•	Continuation of benefits during the severance period for your spouse and dependent children at the same premium rate as in effect prior to your termination date;

•	Continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of your employment if permitted by the life insurance provider; and

•	Please refer to the 2009 Equity Plan for the terms of equity awards upon a change in control of KSI.

•
You understand that the KSI Board may review change in control arrangements with you and other executives in the future in light of, among other things, changes in applicable regulations or market practices.

Equity Ownership Guidelines: You will be expected to reach and maintain an ownership level of one times your annual base salary. A copy of the Equity Ownership Guidelines will be provided to you. The Equity Ownership Guidelines are subject to modification by the Board of Directors of KSI in light of, among other things, changes in applicable regulations or market practices.

Recovery of Previously Paid Executive Compensation

If the Board of Directors of the Company or the MDCC determines that any fraud, gross negligence or intentional misconduct by you was a significant factor contributing to the Company restating all or a portion of its financial statement(s), the Board or the Committee will take, in its discretion, such action as it deems necessary to remedy the fraud, gross negligence or intentional misconduct and prevent its recurrence. The Board or the Committee will also review the facts and circumstances underlying the restatement, and if any incentive award was calculated based on the achievement of financial results that were subsequently reduced due to a restatement, may in its discretion (i) require reimbursement to the Company of all or a portion of the incentive award; (ii) cancel any unvested or outstanding incentive award; and (iii) seek reimbursement of any gains realized on the exercise of the incentive awards. Under the policy, the Company may seek to recover or recoup incentive awards that were paid or vested up to 60 months prior to the date the applicable restatement is disclosed. The terms of this policy are subject to modification by the Board of Directors in light of, among other things, changes in applicable regulations or market practices.

Full Time Employment

You will devote your full time, attention, and energies to the business of the Company, and will not engage in any other business activity. You are permitted to serve on the boards of directors of other companies, only with the prior consent of the Chief Executive Officer, and as long as such service on outside boards of directors does not, in the opinion of the Chief Executive Officer, conflict or interfere with your duties to the Company or KSI.

Termination/Resignation of Employment:

Termination: This agreement shall confer no rights on you to remain employed by the Company or any of its subsidiaries for any period of time. The Company or any of its subsidiaries may terminate your employment at any time, with or without cause, to the fullest extent permitted by applicable law and in accordance with Company policy. No notice period will be required to be provided by the Company for any termination of employment unless otherwise determined by the Chief Executive Officer. Should the Company terminate your employment in Singapore; the Company will pay the cost of repatriation to your point of origin in your home location.

Resignation: Should you resign from the Company while in Singapore, the Company will have no responsibility to relocate you to either your home location or to the location of your new employer, nor any continued responsibility for your employment allowances.

This Agreement and any share unit agreements, confidentiality agreements, non-compete agreements, training bonds, and employment contracts currently in place, collectively the “Other Agreements,” constitute the entire agreement between parties pertaining to the subject matter contained herein and therein.

No supplement, modification, waiver or amendment of this Agreement or Other Agreements shall be binding unless executed in writing by you and an officer of the Company or an officer of the relevant Company subsidiary. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries shall be bound by any written, electronic or oral agreement, representation or undertaking to pay you any additional amount or employ you for any specific period of time, unless such agreement, representation or undertaking is in writing and is executed by you and an officer of the Company.

By signing below, you have accepted and agreed to the terms and conditions in this letter.

By:

____________________                ____________________
Lisa Lim                          Date
VP, Global Human Resources

Accepted and Agreed:

_________________________        __________________________
Deepak Sood                          Date